Exhibit 10.1

TULLY’S COFFEE ASIA PACIFIC, INC.

PROMISSORY NOTE

$1,120,000	December 30, 2008

FOR VALUE RECEIVED, the undersigned, TULLY’S COFFEE ASIA PACIFIC, INC. (the “Company”), promises to pay to the order of TULLY’S COFFEE ASIA PACIFIC PARTNERS, LP, a Washington limited partnership (the “Partnership”), the principal amount of $1,120,000 – ONE MILLION ONE-HUNDRED TWENTY THOUSAND US DOLLARS- plus simple interest at a rate equal to fifteen percent (15%) per annum payable upon the Maturity Date. Interest shall be calculated on the basis of actual number of days elapsed over a year of 365 days. Notwithstanding any other provision of this note (the “Note”), the Partnership does not intend to charge and the Company shall not be required to pay any interest or other fees or charges in excess of the maximum permitted by applicable law; any payments in excess of such maximum shall be refunded to the Company or credited to reduce principal hereunder. All payments received by the Partnership hereunder will be applied first to costs of collection, if any, then to interest and the balance to principal.

The following is a statement of the rights of the Partnership under this Note and the conditions to which this Note is subject to and to which the Partnership, by the acceptance of this Note, agrees:

1. Maturity Date. The principal and accrued interest on this Note shall be due and payable on demand at the earlier of (i) two (2) business days after Company receives or otherwise obtains control over proceeds equal to or greater than the remaining balance due effective upon closing of the proposed Asset Purchase Agreement dated September 15, 2008, as amended, between Tully’s Coffee Corporation, its wholly-owned subsidiary Tully’s Bellaccino, LLC and Green Moutain Coffee Roasters, Inc., (ii) June 30, 2009; or (iii) the time at which this Note is made due and payable upon an Event of Default (as defined below); provided, however that if the Event of Default is cured as permitted in this Note, then the Maturity Date shall not thereafter be deemed to have occurred with regard to such Event of Default under this clause (iii) (collectively, clauses (i) – (iii) shall be the “Maturity Date”).

2 Prepayment. The Company has the right to prepay in whole or in part the principal and accrued interest of this Note without the consent of the Partnership. Any such prepayment shall be applied first to the repayment of accrued fees and expenses payable to Partnership under this Note, if any, then to the interest otherwise accrued until all such amounts have been paid in full, and then to the repayment of principal until all principal has been paid in full.

3 Events of Default.

3.1 Each of the following events shall constitute an “Event of Default” of this Note: (a) the Company fails to make any payment when due under this Note on the applicable due date and has not made such payment within five (5) days after written notice of such failure has been given on behalf of Partnership to the Company; (b) a receiver is appointed for any material part of the Company’s or its parent company’s property, the Company or its parent company makes a general assignment for the benefit of creditors, the Company or its parent company becomes insolvent, or the Company or its parent company becomes a debtor or alleged debtor in a case under the U.S. Bankruptcy Code or becomes the subject of any other bankruptcy or similar proceeding for the general adjustment of its debts or for its liquidation; (c) Company defaults in the performance or observance of any material, term, covenant, condition or agreement contained in this Note which such default, if capable of being cured, is not cured by the Company within thirty (30) calendar days after notice thereof shall have been given by the Partnership to the Company; or (d) a final judgment or order for the payment of money in excess of Five Hundred Thousand Dollars ($500,000.00) shall be rendered against Company and the same shall remain unpaid for a period of sixty (60) days during which execution shall not be effectively stayed, or any judgment, writ, assessment, warrant of attachment, or execution or similar process shall be issued or levied against a substantial part of the property of Company and such judgment, writ, or similar process shall not be released, stayed, vacated or otherwise dismissed within sixty (60) days after issue or levy.

3.2 Upon the occurrence of any Event of Default, all accrued but unpaid expenses, or interest otherwise accrued, all principal and any other amounts outstanding under this Note shall (a) in the case of any Event of Default under Section 3.1(b) become immediately due and payable in full without further notice or demand by Partnership and (b) in the case of any Event of Default other than under Section 3.1(b), become immediately due and payable upon written notice by or on behalf of Partnership to the Company. Partnership shall have the right to enforce one or more remedies hereunder successively or concurrently, and any such action shall not estop or prevent Partnership from pursing any further remedy that it may be available to it at law or in equity.

4 Waiver of Notice; Fees. The Company hereby waives notice (except as required under Sections 3.1 and 3.2 above), presentment, protest and notice of dishonor. If the Partnership is required to commence legal proceedings or incur any other cost to collect amounts due and payable hereunder or to enforce its rights under this Note, the Company shall be liable to pay or reimburse the Partnership for all reasonable costs and expenses incurred in connection with the collection of such amounts and any such legal proceedings, including, without limitation, reasonable attorneys’ fees.

5 Transferability of this Note. This Note may not be transferred in whole or in part with the prior written consent of the Company; any such transfer or assignment shall be void.

6 Miscellaneous.

6.1 Acknowledgement as to Business Purpose. The Partnership and Company acknowledge and agree that this Note is issued by the Company to the Partnership solely for commercial, investment or business purposes as contemplated by Revised Code of Washington Section 19.52.080.

6.2 Successors and Assigns. Subject to the exceptions specifically set forth in this Note, the terms and conditions of this Note shall inure to the benefit of and be binding upon the respective executors, administrators, heirs, successors and assigns of the parties.

6.3 Loss or Mutilation of Note. Upon receipt by the Company of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of this Note, together with indemnity reasonably satisfactory to the Company, in the case of loss, theft or destruction, or the surrender and cancellation of the Note, in the case of mutilation, the Company shall execute and deliver to Partnership a new Note of like tenor and denomination as this Note.

6.4 Notices. Any notice, request or other communication required or permitted hereunder shall be in writing and shall be delivered personally or by facsimile (receipt confirmed electronically) or shall be sent by a reputable express delivery service or by certified mail, postage prepaid with return receipt requested, addressed as follows:

if to the Company to:

Tully’s Coffee Asia Pacific, Inc.

Attention: Tom O’Keefe

3100 Airport Way South

Seattle, WA 98134

Tel: 206.233.2070

Fax: 206.233.2077

if to the Partnership:

venture counsel law international pllc

Attention: Christopher Evans, Esq.

601 108th Avenue NE, Suite 1900

Bellevue, WA 98004

Tel: 425.943.6953

Fax: 425.943.6801

Either party hereto may change the above specified recipient or mailing address by notice to the other party given in the manner herein prescribed. All notices shall be deemed given on the day when actually delivered as provided above (if delivered personally or by facsimile, provided that any such facsimile is received during regular business hours at the recipient’s location) or on the day shown on the return receipt (if delivered by mail or delivery service).

6.5 Governing Law. The terms of this Note are governed by and are to be construed in accordance with the laws of the State of Washington, without giving effect to that body of laws pertaining to conflict of laws.

6.6 Waiver and Amendment. No right or obligation under this Note will be deemed to have been waived unless evidenced by a writing signed by the party against whom the waiver is asserted, or by its duly authorized representative. Any waiver will be effective only with respect to the specific instance involved, and will not impair or limit the right of the waiving party to insist upon strict performance of the right or obligation in any other instance, in any other respect, or at any other time.

6.7 Severability. The parties intend that this Note be enforced to the greatest extent permitted by applicable law. Therefore, if any provision of this Note, on its face or as applied to any person or circumstance, is or becomes unenforceable to any extent, the remainder of this Note and the application of that provision to other persons, circumstances, or extent, will not be impaired.

6.8 Maximum Interest. Notwithstanding any other provisions of this Note, any interest, fees, or charges payable by reason of the indebtedness evidenced by this Note shall not exceed the maximum permitted by law.

ORAL AGREEMENTS OR ORAL COMMITMENTS TO LOAN MONEY, EXTEND CREDIT, OR FOREBEAR FROM ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW.

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IN WITNESS WHEREOF, the Company has caused this Note to be signed on the date first written above.

TULLY’S COFFEE ASIA PACIFIC, INC.

Print Name: Title:

AGREED AND ACCEPTED:

TULLY’S COFFEE ASIA PACIFIC PARTNERS, LP

By:
Title: